UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                (Amendment No. 1)


                          DUQUESNE LIGHT HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    266233105
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                  Leanne Brown
                        DUET Investment Holdings Limited
                            Level 11, 1 Martin Place
                           Sydney, NSW 2000 Australia
                       Telephone: (011) (61) (2) 8232 8794
--------------------------------------------------------------------------------
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE
                          NOTICES AND COMMUNICATIONS)

                                 August 11, 2006
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the Reporting Person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

                         (Continued on following pages)

--------------------------------------------------------------------------------
 1. Names of Reporting Persons:

    DUET Investment Holdings Limited

--------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------
 3. SEC USE Only

--------------------------------------------------------------------------------
 4. Source of Funds:

             OO
--------------------------------------------------------------------------------
 5. Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
 6. Citizenship or Place of Organization:

             Victoria, Australia
--------------------------------------------------------------------------------
               7. Sole Voting Power:

  Number of               0 shares
   Shares      -----------------------------------------------------------------
Beneficially   8. Shared Voting Power:
  Owned by
    Each                  6,818,827  shares
  Reporting    -----------------------------------------------------------------
   Person      9. Sole Dispositive Power:
    With
                          0 shares
               -----------------------------------------------------------------
               10.Shared Dispositive Power:

                          6,818,827  shares
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

             6,818,827 shares, Common Stock
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares        [X]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)

             7.7% of Common Stock(1)
--------------------------------------------------------------------------------
14. Type of Reporting Person:

             OO(2)
--------------------------------------------------------------------------------
---------------------
(1)  Based on the representation of Duquesne Light Holdings ("Duquesne") in
     Section 3.3(a) of the Stock Purchase Agreement (as defined in Item 4 of the Original Schedule 13D, as defined in Item 1 below) that 79,614,546 shares of the Common Stock (as defined in Item 1 of the Original Schedule 13D) were outstanding as of July 3, 2006, and adding to that number (i) the 6,818,827 shares of Common Stock to be issued in connection with the DIHL Purchase (as defined in Item 4 of the Original Schedule 13D) and (ii) the 2,017,405 shares to be issued in connection with the IFM Purchase (as defined in Item 4 of the Original Schedule 13D) (collectively, the "Declared Shares Outstanding").

(2)  DUET Investment Holdings Limited is a limited liability company.

--------------------------------------------------------------------------------
 1. Names of Reporting Persons:

    Diversified Utility and Energy Trust No. 1 (DUET1)

--------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------
 3. SEC USE Only

--------------------------------------------------------------------------------
 4. Source of Funds:

             OO
--------------------------------------------------------------------------------
 5. Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
 6. Citizenship or Place of Organization:

             Victoria, Australia
--------------------------------------------------------------------------------
               7. Sole Voting Power:

  Number of               0 shares
   Shares      -----------------------------------------------------------------
Beneficially   8. Shared Voting Power:
  Owned by
    Each                  6,818,827  shares
  Reporting    -----------------------------------------------------------------
   Person      9. Sole Dispositive Power:
    With
                          0 shares
               -----------------------------------------------------------------
               10.Shared Dispositive Power:

                          6,818,827  shares
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

             6,818,827 shares, Common Stock
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares        [X]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)

             7.7% of Common Stock(3)
--------------------------------------------------------------------------------
14. Type of Reporting Person:

             HC-OO(4)
--------------------------------------------------------------------------------
-------------------
(3)  Based on the Declared Shares Outstanding.

(4)  DUET1 is an investment fund organized as a trust, as described below in
     Item 2.

--------------------------------------------------------------------------------
 1. Names of Reporting Persons:

    Diversified Utility and Energy Trust No. 2 (DUET2)

--------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------
 3. SEC USE Only

--------------------------------------------------------------------------------
 4. Source of Funds:

             OO
--------------------------------------------------------------------------------
 5. Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
 6. Citizenship or Place of Organization:

             Victoria, Australia
--------------------------------------------------------------------------------
               7. Sole Voting Power:

  Number of               0 shares
   Shares      -----------------------------------------------------------------
Beneficially   8. Shared Voting Power:
  Owned by
    Each                  6,818,827  shares
  Reporting    -----------------------------------------------------------------
   Person      9. Sole Dispositive Power:
    With
                          0 shares
               -----------------------------------------------------------------
               10.Shared Dispositive Power:

                          6,818,827  shares
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

             6,818,827 shares, Common Stock
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares        [X]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)

             7.7% of Common Stock(5)
--------------------------------------------------------------------------------
14. Type of Reporting Person:

             HC-OO(6)
--------------------------------------------------------------------------------
-------------------
(5)  Based on the Declared Shares Outstanding.

(6)  DUET2 is an investment fund organized as a trust, as described below in
     Item 2.

--------------------------------------------------------------------------------
 1. Names of Reporting Persons:

    AMPCI Macquarie Infrastructure Management No 1 Limited (RE1)

--------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------
 3. SEC USE Only

--------------------------------------------------------------------------------
 4. Source of Funds:

             OO
--------------------------------------------------------------------------------
 5. Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
 6. Citizenship or Place of Organization:

             New South Wales, Australia
--------------------------------------------------------------------------------
               7. Sole Voting Power:

  Number of               0 shares
   Shares      -----------------------------------------------------------------
Beneficially   8. Shared Voting Power:
  Owned by
    Each                  6,818,827  shares
  Reporting    -----------------------------------------------------------------
   Person      9. Sole Dispositive Power:
    With
                          0 shares
               -----------------------------------------------------------------
               10.Shared Dispositive Power:

                          6,818,827  shares
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

             6,818,827 shares, Common Stock
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares        [X]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)

             7.7% of Common Stock(7)
--------------------------------------------------------------------------------
14. Type of Reporting Person:

             HC-OO(8)
--------------------------------------------------------------------------------
-------------------
(7)  Based on the Declared Shares Outstanding.

(8)  RE1 is a limited liability company.

--------------------------------------------------------------------------------
 1. Names of Reporting Persons:

    AMPCI Macquarie Infrastructure Management No 2 Limited (RE2)

--------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------
 3. SEC USE Only

--------------------------------------------------------------------------------
 4. Source of Funds:

             OO
--------------------------------------------------------------------------------
 5. Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
 6. Citizenship or Place of Organization:

             New South Wales, Australia
--------------------------------------------------------------------------------
               7. Sole Voting Power:

  Number of               0 shares
   Shares      -----------------------------------------------------------------
Beneficially   8. Shared Voting Power:
  Owned by
    Each                  6,818,827  shares
  Reporting    -----------------------------------------------------------------
   Person      9. Sole Dispositive Power:
    With
                          0 shares
               -----------------------------------------------------------------
               10.Shared Dispositive Power:

                          6,818,827  shares
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

             6,818,827 shares, Common Stock
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares        [X]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)

             7.7% of Common Stock(9)
--------------------------------------------------------------------------------
14. Type of Reporting Person:

             HC-OO(10)
--------------------------------------------------------------------------------
-------------------
(9)  Based on the Declared Shares Outstanding.

(10) RE2 is a limited liability company.

     ITEM 1.  SECURITY AND ISSUER.

         This Amendment No. 1 amends the Schedule 13D (the "Original Schedule 13D") originally filed on July 17, 2006, on behalf of DUET Investment Holdings Limited ("DIHL"), Diversified Utility and Energy Trust No. 1 ("DUET1"), Diversified Utility and Energy Trust No. 2 ("DUET2"), AMPCI Macquarie Infrastructure Management No 1 Limited ("RE1") and AMPCI Macquarie Infrastructure Management No 2 Limited ("RE2") (DIHL, DUET1, DUET2, RE1 and RE2, collectively, the "Reporting Persons") , relating to the Common Stock, no par value, of Duquesne Light Holdings, Inc., a Pennsylvania corporation ("Duquesne"). The principal executive offices of Duquesne are located at 411 Seventh Avenue, Pittsburgh, PA 15219. Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Original Schedule 13D.


     ITEM 4.  PURPOSE OF TRANSACTIONS.

         This Item 4 is hereby amended and supplemented as follows:

         On August 11, 2006, the Acquisition was consummated by the parties to the Stock Purchase Agreement. Because both Condition I and Condition II to the Duquesne Purchases were satisfied, Duquesne issued an aggregate of 8,836,232 shares of the Common Stock in the Acquisition; pursuant to the Stock Purchase Agreement, DIHL paid an aggregate purchase price of $109,101,232.00 for 6,818,827 of the Purchased Shares and Industry Funds Management (Nominees) Limited, as trustee of the IFM (International Infrastructure) Wholesale Trust paid an aggregate purchase price of $32,278,480.00 for 2,017,405 of the Purchased Shares.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               Dated: August 14, 2006


DUET Investment Holdings Limited

By:     /s/ Bruce K. Berry
        ------------------------------------------------------
Name:   Bruce K. Berry
Title:  Chief Financial Officer

Diversified Utility and Energy Trust No. 1

By:     /s/ Bruce K. Berry
        ------------------------------------------------------
Name:   Bruce K. Berry
Title:  Chief Financial Officer

Diversified Utility and Energy Trust No. 2

By:     /s/ Bruce K. Berry
        ------------------------------------------------------
Name:   Bruce K. Berry
Title:  Chief Financial Officer

AMPCI Macquarie Infrastructure Management No 1 Limited (RE1)

By:      /s/ Bruce K. Berry
         -----------------------------------------------------
Name:    Bruce K. Berry
Title:   Chief Financial Officer

AMPCI Macquarie Infrastructure Management No 2 Limited (RE2)

By:     /s/ Bruce K. Berry
        ------------------------------------------------------
Name:   Bruce K. Berry
Title:  Chief Financial Officer